DYADIC ANNOUNCES ACHIEVING HUMAN LIKE GLYCAN STRUCTURES
FROM ITS ENGINEERED C1 CELL LINE

- High G0 Glycosylation Level Driving Program Acceleration -

JUPITER, FL / ACCESSWIRE / November 25, 2019 Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to accelerate development, lower production costs and improve the performance of biologic vaccines, drugs, and other biologic products at flexible commercial scales, announced that data presented at the annual PEGS Europe Protein & Antibody Engineering Summit demonstrated that its C1 strain has been successfully glyco-engineered to impart the core human like G0 glycan structure at high levels.

The G0 glycosylation data was presented by Markku Saloheimo, Ph.D., from the VTT Technical Research Centre of Finland Ltd (“VTT”) at the conference in Lisbon, Portugal on Thursday, November 21. The scientific results are outlined in the presentation entitled ''Novel Highly Productive Production System for Biotherapeutics: Filamentous Fungus Myceliophthora thermophila'' which is available through Dyadic’s website at:

https://www.dyadic.com/wp-content/uploads/2019/11/VTT-Presents-at-PEGS-Lisbon.pdf

“The exceptionally high level of G0 glycans reached through our glycoengineering work with C1 was a very important interim goal in our ongoing C1 research and development program with Dyadic where we expect to develop additional C1 strains capable of producing complex human glycoforms, such as G0F, G2, and G2F. Combined with the great advances we have reached in increasing the production levels of monoclonal antibodies and other target proteins, the glycoengineered C1 strains provide a firm foundation for affordable production of biopharmaceuticals in C1 for patients all over the globe”, said Markku Saloheimo, Senior Principal Scientist of VTT.

“This is a key milestone for our C1 glyco-engineering program where we are targeting the development of C1 strains which are capable of imparting various human like glycoforms such as G0, G0F, G2, and G2F on various types of therapeutic proteins. Reaching G0 glycosylation levels of up to 95% has exceeded our initial objective of 90% and is an important breakthrough for our C1 gene expression platform,” said Ronen Tchelet, Ph.D., Dyadic’s Chief Scientific Officer.

“These exciting results further support our recent decision to accelerate our C1 glyco-engineering research program which we expect will allow us and our collaborators to apply C1 for broader uses in the development and manufacture of glyco biologics such as Fc-Fusion proteins and monoclonal antibodies. The very high level of the G0 glycan structure that was achieved will serve as the building block for additional important mammalian glycan structures being developed for use in biologic products for animal and human health,” said Mark Emalfarb, Dyadic’s Chief Executive Officer.

About VTT Technical Research Centre of Finland Ltd
VTT Technical Research Centre of Finland Ltd is one of the leading research and technology organisations in Europe. VTT has a national mandate in Finland. We use our research and knowledge to provide expert services for our domestic and international customers and partners. We serve both private and public sectors. We have 75 years' experience supporting our clients growth with top-level research and science-based results. For more information, please visit https://www.vttresearch.com/.

About Dyadic International
Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Recently, Dyadic has also begun exploring the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to create synergy by leveraging Dyadic’s technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and as a result improve access and cost to patients and the healthcare system, and most importantly, save lives.

Please visit Dyadic’s website at www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in Dyadic’s most recent filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website at www.dyadic.com.

Contact:

Dyadic International, Inc.
Mark A. Emalfarb
Chief Executive Officer
Phone: (561) 743-8333
Email: mailto:memalfarb@dyadic.com